Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

OMNICOM GROUP INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	4.650% Senior Notes Due 2028	(1)	Other	451,426,000	$	$451,426,000.00	0.0001381	$62,341.93
Fees to be Paid	Debt	4.750% Senior Notes Due 2030	(2)	Other	591,859,000		591,859,000.00	0.0001381	81,735.73
Fees to be Paid	Debt	2.400% Senior Notes Due 2031	(3)	Other	457,358,000		457,358,000.00	0.0001381	63,161.14
Fees to be Paid	Debt	5.375% Senior Notes Due 2033	(4)	Other	278,341,000		278,341,000.00	0.0001381	38,438.89
Fees to be Paid	Debt	3.375% Senior Notes Due 2041	(5)	Other	494,331,000		494,331,000.00	0.0001381	68,267.11
Fees to be Paid	Debt	5.400% Senior Notes Due 2048	(6)	Other	491,657,000	$	$491,657,000.00	0.0001381	$67,897.83

Total Offering Amounts:							$2,764,972,000.00		381,842.63
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$381,842.63

__________________________________________
Offering Note(s)

(1)	Represents the aggregate principal amount of Omnicom Group Inc.’s (the “Company”) notes to be offered in the exchange offer to which the Company’s registration statement on Form S-4 (the “Registration Statement”) relates. The value of the securities to be cancelled upon the issuance of the Company’s 4.650% Senior Notes Due 2028, 4.750% Senior Notes Due 2030, 2.400% Senior Notes Due 2031, 5.375% Senior Notes due 2033, 3.375% Senior Notes due 2041 and 5.400% Senior Notes Due 2048 registered on the Registration Statement, calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, is equal to the principal amount of such securities.
(2)	See Note 1.
(3)	See Note 1.
(4)	See Note 1.
(5)	See Note 1.
(6)	See Note 1.